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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

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 BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 16, 2013 at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card, accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

 BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on May 16, 2013, at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect the four Class I nominees for director named in the accompanying proxy statement to hold office until the 2016 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 22, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 10, 2013

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013:

This Proxy Statement and the accompanying Annual Report are available via the Internet at: http://ir.bruker.com

 BRUKER CORPORATION
PROXY STATEMENT

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation (the "Company") for use at the 2013 Annual Meeting of Stockholders (the "2013 Annual Meeting") to be held on May 16, 2013, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is April 10, 2013.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2013 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.

        For Proposal No. 1, the four candidates for election as directors at the 2013 Annual Meeting who receive the highest number of affirmative votes will be elected. For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR all nominees for director in Proposal No. 1 and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013 in Proposal No. 2. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the ratification of accounting firms. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors and the advisory vote on the compensation of the Company's named executive officers. These rules apply notwithstanding the fact that shares of the Company's Common Stock are traded on the NASDAQ Global Select Market. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), such shares will be counted for purposes of establishing a quorum to conduct business at the 2013 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2012 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2012, is being mailed to stockholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 22, 2013 are entitled to notice of and to vote at the meeting. On March 22, 2013, the Company had outstanding and entitled to vote 167,037,400 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of their respective assets and liabilities, except cash. In July 2006, we acquired Bruker Optics Inc., also a company under common control. In February 2008, we acquired the Bruker BioSpin group of companies, which we sometimes refer to as the Bruker BioSpin Group, also a group of companies under common control. In connection with the Bruker BioSpin acquisition, we changed our name to Bruker Corporation. Our four principal operating segments are Bruker BioSpin, Bruker CALID, Bruker MAT and Bruker Energy & Supercon Technologies, or BEST.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2013 Annual Meeting is the election of Wolf-Dieter Emmerich, Brenda J. Furlong, Frank H. Laukien and Richard A. Packer to serve as Class I directors for a three-year term beginning at the 2013 Annual Meeting and ending at our 2016 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently twelve members of our board of directors, consisting of four Class I directors, four Class II directors and four Class III directors, and there is one vacancy within the class of Class II directors.

        At the 2013 Annual Meeting, four nominees will be elected as Class I directors to serve for a term expiring at the 2016 Annual Meeting of Stockholders. The directors in each of Class II and Class III are serving terms expiring at the Company's Annual Meeting of Stockholders in 2014 and 2015, respectively.

        Each of the nominees for Class I director, Wolf-Dieter Emmerich, Brenda J. Furlong, Frank H. Laukien and Richard A. Packer, is currently serving as a Class I director. All nominees were unanimously approved by our board of directors, including unanimous approval by our independent directors, upon the unanimous recommendation of the Nominating Committee, which is comprised of three independent directors.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the four nominees for the office of director. If any such nominee is unwilling or unable to serve as a nominee for the office of director at the time of the 2013 Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Certain Information Regarding Directors and Nominees

        The biographies of each of the nominees and continuing directors below contain information regarding each person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director of the Company in 2013.

Nominees for Election to a Three-Year Term Expiring at the 2016 Annual Meeting

Wolf-Dieter Emmerich, Ph.D.	Age 73	Director Since 2007

Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for thermal analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. He served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich served as a director, chairman of the Compensation Committee and member of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2010 until April 2013. Dr. Emmerich currently serves as Chairman of the Advisory Board of the ANALYTICA International Trade Fair, a leading European trade show for companies involved in the analysis, laboratory-technology and life-science sectors, and on the board of the Bayreuth University Society. He also serves as a member of the advisory boards of Linn High Therm GmbH and Sommer GmbH &Co. KG. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg. Dr. Emmerich brings scientific and technical expertise to the board, as well as extensive international business and management experience in the life-science and analytical tools industries. Dr. Emmerich serves on the Company's Compensation and Nominating Committees.

Brenda J. Furlong	Age 65	Director Since 2007

From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President–Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong served as a director and chair of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013. Ms. Furlong has been a director of Zoo New England since November 2010 and a director of Aviva USA Corporation, Aviva Life and Annuity Company and Aviva Life and Annuity Company of New York since November 2011. Ms. Furlong holds a M.B.A. from Northeastern University, a M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College. Ms. Furlong brings to the board extensive experience in corporate finance, financial analysis and strategic planning. Ms. Furlong is a financial expert and the chairperson of the Company's Audit Committee.
Frank H. Laukien, Ph.D.	Age 53	Director Since 1991

Dr. Frank H. Laukien has been the Chairman, President and Chief Executive Officer of the Company since February 1991 and is Bruker's largest shareholder. Dr. Frank Laukien also serves as a director of various subsidiaries of the Company. He served as executive chairman of the former public company Bruker AXS Inc. and its predecessor companies from August 2002 until the merger of Bruker Daltonics Inc. and Bruker AXS Inc. in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the Board of Directors and, from October 1997 to March 2000, as the Chief Executive Officer, of Bruker AXS Inc. Until February 2010, Dr. Laukien also served as Co-Chief Executive Officer of the Bruker BioSpin Group. Dr. Frank Laukien is the brother of Joerg C. Laukien, a director of the Company and Executive Chairman of Bruker BioSpin Corporation, and half-brother of Dr. Dirk D. Laukien, a former director and former executive officer of the Company. Dr. Frank Laukien has served as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, for several terms in the last ten years, and was ALSSA Chairman from 2002 to 2003. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien currently serves for a term expiring in 2013 as a Trustee of the Rivers School in Weston, Massachusetts, and he is a member of the Dean's Advisory Committee of the MIT School of Science. As the Company's largest shareholder and based on his long history of leading the growth of the Company, he brings to the board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of the Company's operations. He also provides extensive executive experience in organizational management, strategic planning, finance and global business development, as well as the scientific and technical background required for a complete understanding of the Company's key technologies and industry dynamics. Dr. Frank Laukien serves on the Company's BEST Special Committee.

Richard A. Packer	Age 55	Director Since 2007

Since November 1999, Mr. Packer has been the Chief Executive Officer and a director of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of the Massachusetts Medical Device Development Center, a University of Massachusetts initiative to incubate medical device companies. Mr. Packer holds a M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the board significant experience in corporate governance, strategic planning and public company compensation matters. Mr. Packer serves on the Company's Audit Committee and is the chairman of the Company's Nominating Committee.

Directors Continuing in Office until the 2014 Annual Meeting

Stephen W. Fesik, Ph.D.	Age 59	Director Since 2008

Dr. Fesik is currently a Professor in the Department of Biochemistry at Vanderbilt University School of Medicine. He is also a member of the Vanderbilt–Ingram Cancer Center, the Institute of Chemical Biology and the Center for Structural Biology. Prior to joining the Vanderbilt faculty in May 2009, Dr. Fesik was the Divisional Vice President of Cancer Research of Abbott Laboratories, a global, broad based health care company. Dr. Fesik joined Abbott Laboratories in 1983 and served in various research and scientific capacities. From 2003 to 2006, Dr. Fesik served as a member of the Scientific Advisory Board of the Bruker BioSpin Group. In 2003 he was awarded a lifetime achievement award in nuclear magnetic resonance by the Eastern Analytical Society and also was named a Distinguished Research Fellow of Abbott Laboratories' Volwiler Society. Dr. Fesik has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Fesik has also served on the board of directors of Inhibikase Therapeutics, a private biotechnology firm, since December 2010. Dr. Fesik holds a Ph.D. in Medicinal Chemistry from the University of Connecticut and has postdoctoral training at Yale University. Dr. Fesik brings both scientific and executive expertise to the board, with extensive research and advisory experience across multiple sectors, including various corporate, academic and institute laboratories. Dr. Fesik serves on the Company's Compensation Committee.

Marc A. Kastner, Ph.D.	Age 67	Director Since 2013

Dr. Kastner currently serves as Donner Professor of Science at Massachusetts Institute of Technology ("MIT"), a position he has held since 1989, and, since 2007, as Dean of the MIT School of Science. Since joining the MIT Department of Physics in 1973, Dr. Kastner has served in a variety of senior faculty and leadership roles, including as Head of the MIT Department of Physics from 1988 to 2000, Director of MIT's Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT's Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the board significant scientific and technological expertise in the fields in which the Company operates, as well as extensive research and advisory experience across multiple sectors, including various academic and research laboratories.
Richard M. Stein	Age 61	Director Since 2000

Mr. Stein has served as the Company's secretary since 2000. Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar, since January 1993. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School. He has extensive experience in corporate and securities law and corporate governance matters.
Bernhard Wangler	Age 61	Director Since 2000

Mr. Wangler has been a certified German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler is also a member of the advisory board of Deutsche Bank AG, Germany, since 2005. Mr. Wangler holds a Master of Economics and Commerce degree and a M.B.A. from the University of Mannheim, Germany. Mr. Wangler has extensive experience in strategic planning and international tax and finance matters.
Directors Continuing in Office until the 2015 Annual Meeting
Richard D. Kniss	Age 72	Director Since 2003

Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS, having served on the Bruker AXS board of directors since June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. From 2004 to 2008, Mr. Kniss served as chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company acquired by BioMerieux. Mr. Kniss holds a B.S. from Brown University and a M.B.A. from Stanford University. Mr. Kniss has a strong executive background in the life sciences and analytical instruments industries, as well as experience in corporate governance and public company executive compensation matters. Mr. Kniss is the chairman of the Company's Compensation Committee.

Joerg C. Laukien	Age 59	Director Since 2005

Mr. Joerg Laukien serves in a management role at various German subsidiaries within the Bruker BioSpin Group companies and was named Executive Chairman of Bruker BioSpin Corporation in 2010. Joerg Laukien has been a Managing Director of Bruker BioSpin MRI GmbH since 1997 and a Managing Director of Bruker BioSpin GmbH since 2011, each of which are subsidiaries of Bruker. Mr. Joerg Laukien also served as Managing Director of Bruker Elektronik GmbH from 1991 until its merger with Bruker BioSpin GmbH in 2010, as a director and President of Bruker BioSpin MRI, Inc. from 1997 to 2010 and as a director of Bruker Energy & Supercon Technologies, Inc. from 2008 to March 2013. Joerg Laukien is the brother of Dr. Frank H. Laukien, the Chairman, President and Chief Executive Officer of the Company, and half-brother of Dr. Dirk D. Laukien, a former director and executive officer of the Company. Mr. Laukien serves as a member of the regional advisory council of Deutsche Bank AG in Germany. Mr. Laukien holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany. Mr. Laukien brings extensive executive experience within the Company to the board, as well as experience in financial and strategic planning. Mr. Joerg Laukien serves on the Company's BEST Special Committee.
William A. Linton	Age 65	Director Since 2000

Dr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including acting as a liaison between management and the board of directors. Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation, Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and an honorary Ph.D. from Hannam University (Korea) in 2004. Dr. Linton has been a director of the Wisconsin Technology Council since 2001 and also serves as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, and Heffter Research Institute, a non-profit medical research organization, and is President of the BioPharmaceutical Technology Center Institute. Dr. Linton brings to the board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and public company executive compensation matters. In addition to serving as lead director, Dr. Linton serves on the Company's Nominating Committee.
Chris van Ingen	Age 66	Director Since 2012

Chris van Ingen has served as an advisor to various life sciences technology companies since 2007, including Bruker and certain of its subsidiaries from 2008 until 2011. Mr. van Ingen also served as a director of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013, including as chairman of the board of directors and as a member of the Compensation Committee from 2010 to March 2013. From 2001 until October 2007, he was President of the Life Sciences and Chemical Analysis Group at Agilent Technologies, Inc. Prior to joining Agilent, Mr. van Ingen was Vice President of Sales and Marketing at Hewlett Packard's Chemical Analysis Group and held other senior management positions at Hewlett Packard's Avondale Division and Netherlands Country Operation. Mr. van Ingen currently serves on the boards of directors of the Promega Corporation, and Accelrys, Inc. He was named Chairman of the Board of Directors of Accelrys, Inc. in January 2012 and serves on the audit committee. He previously served as a director of Alpha Innotech, Inc. from June 2009 to October 2009 and Symyx Technologies, Inc. from February 2008 until its merger with Accelrys in July 2010. Mr. van Ingen holds a B.S. degree in analytical chemistry. Mr. van Ingen brings to the Board financial, sales and marketing, and general management experience in the analytical and life sciences industries, as well as significant experience in corporate governance, strategic planning and public company compensation matters. Mr. van Ingen serves on the Company's Audit Committee and is Chairman of the Company's BEST Special Committee.

 BOARD LEADERSHIP STRUCTURE

        Under our bylaws, the chairman of the Company's board of directors has the power to preside at all meetings of the board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our board of directors and has done so throughout the time we have been a public company. Although the board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our board of directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it considers best to provide appropriate leadership for the Company at that time.

        The Chief Executive Officer is appointed by our board to manage the Company's daily affairs and operations. Dr. Laukien's extensive industry knowledge and long history of direct involvement in the Company's operations make him best suited to serve as Chairman in order to (i) lead the board in productive discussions on important matters affecting the Company; (ii) create a firm link between management and the board and promote the development and implementation of corporate strategy; (iii) determine necessary and appropriate agenda items for meetings of the board with input from the independent lead director and board committee chairpersons; and (iv) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the board. Additionally, his significant equity ownership, at over 23% of the outstanding shares of the Company's common stock, means that he has a close and direct alignment of interests with the interests of our other shareholders.

        While we believe that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its shareholders at this time, our board structure also fosters strong oversight by independent directors. Since 2004, an independent lead director has been appointed by the independent directors to ensure an independent leadership contact. The lead director's responsibilities include: (i) consulting with the Chairman regarding agenda items for board meetings; (ii) chairing executive sessions of the independent directors; (iii) calling executive sessions of the independent directors of the board and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions; (iv) acting as a liaison between the independent directors and the full board, as necessary; and (iv) establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate board committees, procedures to govern the board's work, ensuring that the board of directors is appropriately approving strategy and supervising management's progress. Dr. William Linton has served in the role of lead director since the position was established in 2004. The Chairman and Chief Executive Officer consults periodically with the lead director on governance matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman and the independent directors and presides at executive sessions of independent directors at regularly scheduled in-person board meetings. The board of directors believes that this approach appropriately and effectively complements the Company's combined Chairman and Chief Executive Officer.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently twelve members of our board of directors and there is one vacancy within the class of directors serving for a term expiring at our 2014 Annual Meeting. Eight of our twelve current directors, namely Wolf-Dieter Emmerich, Stephen W. Fesik, Brenda J. Furlong, Marc A. Kastner, Richard D. Kniss, William A. Linton, Richard A. Packer, and Chris van Ingen, meet the independence requirements of the NASDAQ Stock Market LLC, or NASDAQ, listing standards.

        During 2012, the board of directors of the Company held eight meetings. Our incumbent directors, on average, attended approximately 98% of board and committee meetings during 2012. No director attended less than 75 percent of the total number of 2012 meetings of the board of directors and board committees of which he or she was a member. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2012 Annual Meeting.

        As described below, the board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors is currently comprised of Brenda J. Furlong, Richard A. Packer, and Chris van Ingen, each of whom satisfy the applicable independence requirements of the rules and regulations of the SEC and NASDAQ. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met seven times during 2012 in regular session. During 2012, the Audit Committee also met periodically in connection with the Company's review of legal compliance matters at certain of its subsidiaries operating in China and Hong Kong. Ms. Furlong, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee has participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Compensation Committee.    The Compensation Committee, which is comprised of Wolf-Dieter Emmerich, Stephen W. Fesik and Richard D. Kniss, all of whom meet the independence requirements of the NASDAQ Listing Rules, met eleven times during 2012. Mr. Kniss is the Chairman of the Compensation Committee. The Compensation Committee (i) administers the Company's stock option plan; (ii) determines the chief executive officer's salary, bonus, and equity based compensation; (iii) oversees the executive compensation program for the Company's other executive officers; and (iv) determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the Chief Financial Officer and makes recommendations to the Compensation Committee regarding the Chief Financial Officer's compensation. Additionally, the Chief Financial Officer annually evaluates the performance of the Company's executive officers other than the Chief Executive Officer and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and, if the Committee deems appropriate, adopts the recommendations with little to no change. Our Chief Executive Officer, Chief Financial Officer and the Global Vice President of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The

Compensation Committee may, from time to time, meet in executive session without any executive officers present. The Compensation Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Nominating Committee.    The Nominating Committee is comprised of Wolf-Dieter Emmerich, William A. Linton and Richard A. Packer, all of whom meet the independence requirements of the NASDAQ Listing Rules. Mr. Packer is the Chairman of the Nominating Committee. The purpose of the Nominating Committee is to assist the board in identifying and recruiting individuals qualified to become board members, consistent with criteria approved by the board, and to recommend to the board nominees for election to the office of director at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings. While the board of directors retains responsibility for selecting nominees and recommending them for election by the Company's stockholders, the Nominating Committee is responsible for developing and implementing a process to identify qualified and willing candidates for recommendation to the board. The Nominating Committee is assisted by non-voting advisors from our board, including Dr. Frank Laukien, our Chairman, President, CEO and largest stockholder, and Mr. Joerg Laukien, a director and significant stockholder. The role of the advisors is to provide input to the Nominating Committee as major shareholders of the Corporation. The Nominating Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        The Nominating Committee met one time during 2012. In addition to this meeting, members of the Nominating Committee communicated periodically throughout the year regarding candidates for director and director nomination matters. At a meeting held in February 2013, the Nominating Committee unanimously recommended the current slate of nominees for director to the full board of directors, as well as the election of Marc A. Kastner to fill one of two vacancies on the Company's board of directors.

        In addition to the standing committees described above, in April 2013 the board of directors established a temporary BEST Special Committee, comprised of Chris van Ingen, Frank Laukien and Joerg Laukien, to focus on key issues relating to the Company's Bruker Energy and Supercon Technologies division.

DIRECTOR NOMINATIONS

        On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. All nominees must also be approved by a majority of the Company's independent directors. Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the board. The Nominating Committee, the independent directors and the board are each authorized to retain advisers and consultants and to compensate them for their services. No such advisers or consultants were retained for this purpose during 2012.

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to identify and recruit director candidates with a variety of complementary skills so that, as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company's business. When considering a potential director candidate, the

Nominating Committee evaluates the entirety of each candidate's experience and qualifications. The Nominating Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        In evaluating candidates recommended by the Nominating Committee, the board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Nominating Committee will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the Nominating Committee and the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the Nominating Committee of the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the Nominating Committee or the board of directors as he deems appropriate, and, as described below, will submit communications to the Nominating Committee or the board of directors, as appropriate, relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the Nominating Committee and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

        At the 2013 Annual Meeting, stockholders will be asked to consider the re-election of Wolf-Dieter Emmerich, Brenda J. Furlong, Frank H. Laukien and Richard A. Packer to serve as Class I directors. All of the nominees for director are standing for re-election following the unanimous recommendation for nomination first by the Nominating Committee, and then by the full board of directors, including the unanimous approval of all of the Company's independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our board of directors considers general oversight of the Company's risk management efforts to be a responsibility of the entire board. The Audit and Compensation Committees assist the board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full board of directors, the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee or the Compensation Committee in the case of matters relating to our compensation policies and practices, receives these reports from members of management to enable the board or the Audit or Compensation Committee, as applicable, to understand the Company's risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our director of internal audit, who reports directly to our Senior Vice President, Corporate Finance and Accounting, also has a dotted line reporting relationship to the chairperson of the Audit Committee. The Audit Committee chairperson is authorized to give instructions and assignments directly to the director of internal audit, as to which assignments the director of internal audit reports directly and only to the Audit Committee chairperson. When a report is evaluated at the Audit Committee level, the chairperson of the Audit Committee subsequently reports on the matter to the full board to ensure coordination of the board's risk oversight activities. Our board of directors also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

COMPENSATION OF DIRECTORS

        We pay the non-employee members of our board of directors a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors, including Dr. Frank Laukien and Mr. Joerg Laukien, receive compensation only as employees of the Company and receive no additional compensation for service as a director. Similarly, Dr. Tony Keller, a former employee director who retired at the expiration of his term in May 2012, and Dr. Dirk D. Laukien, a former employee director who resigned from the board of directors and from his position as Senior Scientific Fellow of the Company effective July 10, 2012, did not receive compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

Components of Director Compensation

        Effective April 1, 2012, the Compensation Committee approved certain changes to non-employee director cash compensation after consideration of a survey of director compensation at comparable public companies and comparison of the survey results to the Company's director compensation practices established in 2006. During 2012, directors other than employee directors were paid cash compensation according to the following schedule:

	Director Compensation in Effect January 1, 2012	Changes to Director Compensation Effective April 1, 2012	Total Retainer for the Year Ended December 31, 2012
Board Service	$26,000	$30,000	$29,000
Audit Committee Service	$18,000	—	$18,000
Audit Committee Chair	$10,000	$15,000	$13,750
Compensation Committee Service	$8,000	—	$8,000
Compensation Committee Chair	$5,000	—	$5,000
Nominating Committee Service	—	$2,000	$1,500
Nominating Committee Chair	—	$3,000	$2,250
Attendance Fees per Board meeting	$1,500	—	—

        In addition to the cash component of director compensation, share-based awards are made annually to non-employee directors as a component of their compensation. On January 5, 2012, the Company granted each non-employee director, other than Richard Stein, an annual equity award consisting of an option to purchase 6,000 shares of common stock. The 2012 option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2013. Effective for grants beginning in 2013, during 2012 the Compensation Committee approved an increase in the number of shares covered by the annual grants to non-employee directors, other than Mr. Stein so long as he remains a partner at Nixon Peabody LLP, to 10,000 shares from 6,000 shares. On January 7, 2013, annual equity awards were granted to all non-employee directors other than Mr. Stein. The 2013 grants to non-employee directors consisted of an option to purchase 10,000 shares of common stock, which option vests ratably in annual installments over three years on the anniversary of the grant date, beginning on January 7, 2014.

        Throughout 2012, Dr. Emmerich, Ms. Furlong, Dr. Keller, Dr. Frank Laukien, Mr. Joerg Laukien, Mr. van Ingen and Charles F. Wagner, Jr., the Company's Executive Vice President and Chief Financial Officer, also served as members of the board of directors of Bruker Energy & Supercon Technologies, Inc., or BEST, a subsidiary of the Company. As non-employee directors of BEST, Dr. Emmerich, Ms. Furlong and Mr. van Ingen were each entitled to receive $15,000 as an annual retainer, payable in four equal quarterly installments per annum, as well as meeting fees of $1,000 per meeting attended. Additionally, until accepting employment with the Company in June 2012, Mr. Wagner was entitled to receive $15,000 as an annual retainer and meeting fees of $1,000 per meeting attended for his service as a non-employee director of BEST. In 2012, Dr. Emmerich received additional compensation of $7,500 for service as chair of the Compensation Committee of the BEST board of directors and $10,000 for service on the BEST Audit Committee. Ms. Furlong received additional compensation of $15,000 in 2012 for service as chair of the Audit Committee of the BEST board of directors. Mr. van Ingen received additional compensation of $10,000 in 2012 for service as the Executive Chairman of the BEST board of directors and $5,000 for service on the BEST Compensation Committee. Mr. Wagner received total compensation of $15,500 for service on the BEST board of directors in 2012, including $5,000 for service on the BEST Audit Committee. On August 13, 2012, the Company granted each of Dr. Emmerich, Ms. Furlong, Dr. Keller, Mr. van Ingen, Mr. Joerg Laukien and Mr. Wagner an equity award for service as a BEST director, consisting of an option to purchase 5,000 shares of common stock of the Company. These option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on August 13, 2013.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2012. The compensation paid to Dr. Frank Laukien, our President and Chief Executive Officer, and to Mr. Wagner, our Executive Vice

President and Chief Financial Officer, is shown in the 2012 Summary Compensation Table on page 38 of this proxy statement. For his continued service to the Bruker BioSpin Group in 2012, Dr. Keller received total compensation of 57,850 Swiss Francs, or approximately $61,700 based on an average conversion rate of 1 Swiss Franc = $1.066. Dr. Keller's 2012 compensation included an automobile allowance of 7,189 Swiss Francs, or approximately $7,664. The compensation paid in 2012 to each of Dr. Dirk Laukien and Mr. Joerg Laukien as employees of the Company is described in this proxy statement under the heading "Transactions with Related Persons."

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Wolf-Dieter Emmerich(2)	$85,500	$87,270	$172,770
Stephen W. Fesik	$46,000	$41,820	$87,820
Brenda J. Furlong(3)	$105,250	$87,270	$192,520
Chris van Ingen(4)	$67,462	$80,495	$147,957
Richard D. Kniss	$54,000	$41,820	$95,820
William A. Linton	$42,500	$41,820	$84,320
Richard Packer	$62,750	$41,820	$104,750
Richard M. Stein	$41,000	—	$41,000
Bernhard Wangler	$41,000	$41,820	$82,820

(1)
Reported amounts reflect the grant date fair value of stock options granted to each director in 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2012 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

  As of December 31, 2012, the non-employee directors held the following aggregate vested and unvested options to purchase common stock of the Company:

Name	Number of Vested Options	Number of Unvested Options
Wolf-Dieter Emmerich(1)	20,940	17,060
Stephen W. Fesik	14,940	12,060
Brenda J. Furlong(2)	17,940	17,060
Chris van Ingen(3)	—	10,000
Richard D. Kniss	29,515	12,060
William A. Linton	30,440	12,060
Richard Packer	17,940	12,060
Richard M. Stein(4)	—	—
Bernhard Wangler	29,940	12,060
(1)
In addition to the options reported in the table included in footnote (1) above, Dr. Emmerich held vested options to purchase 10,000 shares of BEST common stock and unvested options to purchase 5,000 shares of BEST common stock as of December 31, 2012, of which unvested options 3,333 vested on April 1, 2013 and 1,667 will vest on July 1, 2013.

(2)
In addition to the options reported in the table included in footnote (1) above, Ms. Furlong held options to purchase 15,000 shares of BEST common stock, which options are fully vested.

(3)
In addition to the options reported in the table included in footnote (1) above, as of December 31, 2012 Mr. van Ingen held vested options to purchase 23,333 shares of BEST common stock and unvested options to purchase 6,667 shares of BEST common stock, which unvested options will vest on April 1, 2013.

(4)
In May 2003 in connection with his service as a board member, Mr. Stein was granted an option to purchase 2,500 shares of common stock, which options are fully vested and held by Nixon Peabody LLP.
(2)
Includes cash payments totaling $36,500 for service as a director, Compensation Committee member and Audit Committee member of BEST.

(3)
Includes cash payments totaling $34,000 for service as a director and Audit Committee chair of BEST.

(4)
Includes cash payments totaling $34,000 for service as a director, chair of the board of directors and Audit Committee member of BEST.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 22, 2013 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer of the Company, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers who served as directors or executive officers as of March 22, 2013 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	39,238,194	23.5%
William J. Knight(3)	321,350	*
Charles F. Wagner, Jr.(4)	95,948	*
Mark R. Munch(5)	30,000	*
Burkhard Prause(6)	10,000	*
Stephan Westermann(7)	77,500	*
Joerg C. Laukien	18,193,295	10.9%
Brenda J. Furlong(8)	24,940	*
William A. Linton(9)	70,690	*
Richard M. Stein(10)	5,849	*
Bernhard Wangler(11)	56,190	*
Richard D. Kniss(12)	60,116	*
Wolf-Dieter Emmerich(13)	26,940	*
Richard A. Packer(14)	27,940	*
Stephen W. Fesik(15)	20,940	*
Marc A. Kastner	—	—
Chris van Ingen	—	—
All executive officers and directors as a group (21 persons)(16)	58,090,772	34.8%

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Beneficial Owners
T. Rowe Price Associates, Inc.(17)	18,736,680	11.2%
100 E. Pratt Street
Baltimore, MD 21202

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 3,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 100,000 shares of restricted common stock. Also includes: 1,846,499 shares owned by Robyn Laukien as to which Dr. Laukien has voting power; 336,607 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power, and 201,702 shares held as custodian for the benefit of his minor child, as to which Dr. Laukien has sole voting and investment power. Does not include 6,920 shares held by Dr. Laukien's adult son, 6,920 shares held in trust for his daughter, or 551 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 258,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(4)
Includes options to purchase 7,920 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 88,028 shares of restricted common stock.

(5)
Includes options to purchase 30,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(6)
Includes options to purchase 10,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(7)
Includes options to purchase 77,500 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(8)
Includes options to purchase 23,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(9)
Includes options to purchase 33,940 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 2,500 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof. Such options are held by Nixon Peabody LLP, the law firm at which Mr. Stein is a partner.

(11)
Includes options to purchase 35,940 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 35,515 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(13)
Includes options to purchase 26,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 23,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(15)
Includes options to purchase 20,940 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(16)
Includes options to purchase 476,825 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(17)
According to a Schedule 13G filed February 7, 2013, T. Rowe Price ("Price Associates") beneficially owns, or may be deemed to beneficially own, 18,736,680 shares as a result of acting as investment advisor to various investment companies and institutional clients. Price Associates has sole power to dispose of 18,736,680 shares, and has sole power to vote or direct the voting of 4,041,530 shares.

EXECUTIVE OFFICERS

        The Company's executive officers are:

Name	Age	Position
Frank H. Laukien, Ph.D.	53	Chairman, President and Chief Executive Officer
Charles F. Wagner, Jr.	45	Executive Vice President and Chief Financial Officer
Bernd Gewiese, Ph.D.	55	Co-President, Bruker BioSpin Corporation
Michael G. Knell	36	Vice President of Finance and Chief Accounting Officer
Werner E. Maas, Ph.D.	49	Co-President, Bruker BioSpin Corporation
Mark R. Munch, Ph.D.	51	President, Bruker Nano, Inc. and Bruker MAT Group
Juergen Srega	58	President, Bruker CALID Group

        Our executive officers are elected annually by the board of directors. In February 2013, our board of directors designated the persons listed above as the Company's executive officers for the fiscal year ending December 31, 2013. During the fiscal year ended December 31, 2012, Dr. Frank Laukien, Mr. Knell, Dr. Munch, Dr. Burkhard Prause and Stephan Westermann served as executive officers of the Company. Additionally, Mr. Wagner has served since July 2012 as our Executive Vice President and Chief Financial Officer and Mr. William Knight served as Chief Financial Officer until July 2012 and as Chief Operating Officer until February 2012. For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above. Biographical information relating to our current non-director executive officers is presented below.

        Charles F. Wagner, Jr.    Mr. Wagner has served as the Company's Executive Vice President and Chief Financial Officer since July 2012. From November 2010 to March 2012, Mr. Wagner was the Executive Vice President of Finance and Administration and Chief Financial Officer of Progress Software Corporation, a provider of enterprise software located in Bedford, Massachusetts. Mr. Wagner served as Vice President and Chief Financial Officer of Millipore Corporation, a global provider of products and services in the life science tools market, from 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in 2002 and from 2003 to 2007 served as Vice President, Strategy and Corporate Development. From 1997 to 2002, he served in various roles at Bain & Company after having served as Manager, Accounting Analysis, at Millipore from 1995 to 1996 and as Manager at Coopers & Lybrand from 1990 to 1995. Mr. Wagner served as a director of the Company and member of the Audit Committee from August 2010 to June 2012. Additionally, from 2010 to March 2013, Mr. Wagner served as a director of Bruker Energy & Supercon Technologies, Inc., where he was a member of the Audit Committee. Mr. Wagner holds a B.S. from Boston College and a M.B.A. from Harvard Business School.

        Michael G. Knell.    Mr. Knell has served as the Company's Vice President of Finance and Chief Accounting Officer since March 2012. Prior to joining the Company, Mr. Knell was with Ernst & Young LLP in its Boston office, where since 1998 he served in various roles, including most recently as Partner—Assurance Services and as a senior manager of Assurance Services from 2006 until his promotion to partner in July 2011. Mr. Knell's audit experience at Ernst & Young included service for a variety of clients in the retail, consumer products and manufacturing industries. Mr. Knell is a Certified Public Accountant in Massachusetts and holds a Bachelor of Science degree in Business Administration from the State University of New York at Buffalo.

        Bernd Gewiese, Ph.D.    Dr. Gewiese has served since January 2013 as Co-President of Bruker BioSpin Corporation, a wholly-owned subsidiary of the Company, and, together with Dr. Maas, is responsible for the global operations of our Bruker BioSpin Group, which manufactures and distributes magnetic resonance and preclinical imaging instrumentation in the basic research, life sciences and industrial markets. Dr. Gewiese has served since 2010 as Co-President, and since 2007 as Executive Vice President, of the Company's Bruker BioSpin operating division. He also served as Executive Vice President of Bruker BioSpin Corporation from 2008 until January 2013. From 1999 to 2007, Dr. Gewiese has served in a variety of management roles within Bruker BioSpin GmbH, Bruker BioSpin MRI GmbH Bruker BioSpin Corporation. He joined Bruker BioSpin MRI GmbH in 1992 as MRI product manager, after five years of scientific work in MRI at the Steglitz Klinikum of the Free University of Berlin. Dr. Gewiese holds a Ph.D. in in-vivo NMR/MRI from the Technical University of Berlin, Germany.

        Werner E. Maas, Ph.D.    Dr. Maas has served since January 2013 as Co-President of Bruker BioSpin Corporation, a wholly-owned subsidiary of the Company, and, together with Dr. Gewiese, is responsible for management of the global operations of our Bruker BioSpin Group, which manufactures and distributes magnetic resonance and preclinical imaging instrumentation in the basic research, life sciences and industrial markets. Dr. Maas has served since 2010 as Co-President, and since 2007 as Executive Vice President, of the Company's Bruker BioSpin operating division. He also served as Executive Vice President of Bruker BioSpin Corporation from 2008 until January 2013. Dr. Maas joined Bruker BioSpin in 1992 as a Postdoctoral Fellow, after which he served as a research scientist. From 2001 to 2010 he served as Bruker BioSpin's Vice President for R&D and also served from 2005 to 2010 as Vice President of Bruker BioSpin MRI, Inc. Dr. Maas holds a Ph.D. in Chemistry from the University of Nijmegen in The Netherlands.

        Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker MAT Group, with responsibility for management of the global operations of our Bruker MAT Group, which manufactures and distributes the Company's advanced analytical X-ray technologies and spark-optical emission spectroscopy, atomic force microscopy and stylus and optical metrology instrumentation used in non-destructive molecular, materials and elemental analysis. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of the Company, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010 Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch has also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 23 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

        Juergen Srega.    Mr. Srega joined the Company as President, Bruker CALID Group in January 2013. In this position Mr. Srega is responsible for management of the global operations of our Bruker CALID Group, which manufactures and distributes the Company's mass spectrometry and chromatography instruments for life science and applied markets, as well as analytical instruments for chemical, biological, radiological, nuclear and explosives detection and research and process instruments based on infrared and Raman molecular spectroscopy technologies. Prior to joining the Company, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics headquartered in Waltham, Massachusetts. At Thermo Fisher Scientific, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and

General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a B.A. in Finance from Nord Akademie in Hamburg, Germany and a B.A. in Engineering from Karlsruhe University of Applied Sciences in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our Chief Executive Officer and the other named executive officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the "named executive officers." For 2012, our named executive officers were:

  •
  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

  •
  Mr. Charles F. Wagner, Jr., Executive Vice President and Chief Financial Officer since July 2012

  •
  Mr. William J. Knight, Chief Financial Officer until July 2012 and Chief Operating Officer until February 2012

  •
  Mr. Mark R. Munch, President, Bruker Nano, Inc. and Bruker MAT Group

  •
  Dr. Burkhard Prause, President, Bruker Energy & Supercon Technologies, Inc.

  •
  Mr. Stephan Westermann, Executive Vice President–Order Execution, Production & Logistics of Bruker Scientific Instruments and Executive Vice President–Operations of Bruker BioSpin Group

Executive Overview

        Our executive compensation program is designed to attract, motivate and retain the individuals that lead the Company. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing shareholder value.

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate rapid revenue growth, both organically and through acquisitions. Achieving improvements in our gross profit margins and operating margins is also critical to our success. In 2012, our revenues grew by 8.5% to $1.79 billion, despite a difficult economic environment in certain of our key markets. Adjusted for changes in foreign exchange rates and recent acquisitions, our 2012 revenues grew by 11.9%. While we reported improvement in our gross margins on a GAAP basis, our GAAP operating margins declined, primarily due an increase in impairment and other one-time charges in 2012. On an adjusted basis, however, both our gross margins and operating margins increased. As a result of increasing pricing pressures, changes in the mix of products sold toward lower margin products and increases in production costs, particularly in our Bruker CAM operating division, the increases in both adjusted operating margins and adjusted gross margins were not as strong as the increases we had established as goals for 2012. Our earnings per share on a GAAP basis declined to $0.46 per share in 2012 from $0.55 per share in 2011, primarily as a result of various non-recurring charges. Adjusted for certain non-recurring items, 2012 earnings per share of $0.83 was little changed compared to $0.82 for 2011.

        Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2012, as approved by the Compensation Committee:

  •
  Salaries.  For each of our executive officers serving as of January 1, 2012, the Compensation Committee approved 2.5% salary increases. In connection with Mr. Wagner's joining the Company as Chief Financial Officer, the Compensation Committee approved significant changes in the level and mix of compensation paid to our Chief Financial Officer, including the base salary.

  •
  Performance-Based Cash Incentive Awards and Payouts.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for fiscal year 2012 was linked to achievement of corporate and individual quantitative and qualitative goals.

  •
  As with past years, the Compensation Committee established specific fiscal year 2012 quantitative and qualitative goals for each executive officer. Payment for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals is calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum.

  •
  The Compensation Committee established 2012 quantitative performance targets related to revenue growth, gross margin improvement, operating margin improvement, earnings per share and working capital management for our Chief Executive Officer and our Chief Financial Officer based on our business plan goals for these key metrics. Quantitative goals represented 70% of these executive officer's total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative factors established by the Compensation Committee. The mix of quantitative and qualitative goals approved by the Compensation Committee for our other executive officers varied based on individual roles, responsibilities and key performance drivers.

  •
  Annual cash incentive awards for fiscal 2012 rewarded our Chief Executive Officer and Chief Financial Officer for achieving our goal for revenue growth, but also reflected the fact that other financial or individual goals either were not achieved or were only partially achieved. 2012 performance metrics of our other named executive officers reflected goals tied to the performance of their respective areas of direct influence. Based on 2012 quantitative goals and performance results, cash incentive payments for performance against quantitative goals ranged from 61% to 114% of our executive officers' target bonuses linked to their 2012 quantitative bonus targets. In addition, our executive officers received amounts ranging from 50% to 100% of target bonuses linked to their 2012 qualitative bonus targets.

  •
  As executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company and individual performance. For example, our Chief Executive Officer's potential cash incentive compensation for 2012, based on achieving targeted levels of performance relative to the corporate financial goals and individual qualitative goals established for him by the Compensation Committee, represented more than 50% of his total potential cash compensation.

  •
  Long-Term Incentive Awards.  In 2012, the Compensation Committee approved long-term incentive awards to certain of our executive officers, including awards of 100,000 shares of restricted stock to Dr. Laukien and 88,028 shares of restricted stock to Mr. Wagner, in each case valued at approximately $1,000,000 on the date the award was granted. Additionally, Dr. Prause was awarded options to purchase 55,000 shares of our common stock and Mr. Knell was awarded options to purchase 35,000 shares of our common stock. All such awards are subject to time-based vesting.

2011 Say on Pay Vote

        In May 2011, our stockholders cast an advisory vote on the Company's executive compensation decisions and policies as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. Over 99 percent of the shares voted on the matter at the 2011 Annual Meeting of Stockholders approved the compensation decisions and policies described in the 2011 proxy statement. The Compensation Committee again considered this result in 2012 and determined that it was not necessary to make any material changes to the Company's compensation policies and practices in response to the most recent advisory vote. At the Company's 2011 Annual Meeting of Stockholders, our stockholders also voted on a proposal on the frequency of future stockholder advisory votes regarding the compensation of the Company's named executive officers. A frequency of once every three years received the highest number of votes cast, as well as a majority of the votes cast on the proposal. Consistent with these results, our stockholders will next be asked to cast an advisory vote regarding executive officer compensation at the Company's 2014 Annual Meeting of Stockholders.

Executive Compensation Philosophy

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers by offering competitive compensation packages;

  •
  motivate existing officers to perform by providing meaningful incentive-based compensation;

  •
  align compensation with Bruker Corporation's annual and long-term performance goals; and

  •
  focus our leadership team on creating value for our stockholders.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short and long term performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and bonus, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended vesting schedules.

Compensation Process and Methodology

        Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee oversees the Company's equity incentive plan, determines the chief executive officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers listed in the 2012 Summary Compensation Table included in this proxy statement as well as for other officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

  Role of the Compensation Committee

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of sources, including cash compensation data derived from independent sources for a reference group of publicly-traded companies in the same or similar industries. The companies in the reference group vary in terms of size, as the Compensation Committee believes that a reference group consisting of competitors of various sizes provides useful insight for their consideration of compensation levels, including information about the range and median of competitive salaries and cash bonuses. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive. Our management provides input on companies considered for inclusion in the reference group, but the Compensation Committee makes the final determination as to the reference group selection.

        During 2012, the Compensation Committee engaged an independent compensation consultant, QTI Consulting, Inc., to provide guidance to the Committee and to management on compensation trends and program designs and an objective perspective on the process of evaluating and developing proposals regarding our pay practices. In light of the growth in recent years in the size of the Company and its global operations, changes in the competitive landscape as a result of industry consolidation and evolving changes in the Company's own organizational and management structure, the Compensation Committee and management worked with the compensation consultant throughout 2012 to, among other things, develop an expanded peer group for competitive compensation comparisons, analyze internal pay equity across the Company's global operations and recommend a unified global structure for the Company's compensation practices based on current competitive market pay levels. Although the initial results of this work helped inform the Compensation Committee's assessments and determinations of compensation in the latter half of 2012, it is expected the analyses and recommendations provided by the compensation consultant will play a greater role in the evaluation of the Company's compensation process and program design beginning in 2013. QTI Consulting, Inc. did not provide any other services to the Company in 2012.

  Role of Management

        The Chief Executive Officer is responsible for making recommendations to the Compensation Committee for our Company-wide performance goals and the bonus goals and weightings for the Company's other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own bonus plan and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and determines the final bonus structure and goals for each of the executive officers, including threshold and target bonus levels. After the close of the fiscal year, the Chief Executive Officer, assisted by the Chief Financial Officer, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed bonus payout. When determining the bonus payout for the executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals. The determination of the bonus earned is generally made within the first quarter after the end of the fiscal year, allowing time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those calculated to have been earned have been awarded by the Compensation Committee in recognition of exceptional individual performance or contributions to company performance.

2012 Executive Compensation Program

        In establishing and evaluating fiscal 2012 compensation for our executive officers as of January 1, 2012, the Compensation Committee determined that the competitive assessment of reference group data compiled by the Company in 2010 continued to provide a relevant context for its evaluation of the over-all competitiveness of the Company's executive compensation programs. The Compensation Committee therefore referred to the 2010 assessment as one source of market information in its determinations of executive salary and cash incentive bonus award opportunities for fiscal year 2012. The reference group considered by the Compensation Committee for its evaluation of the recommended base pay and annual incentive bonus targets of our Chief Executive Officer and Chief Financial Officer included:

Affymetrix Inc.	PerkinElmer, Inc.
Agilent Technologies, Inc.	Sequenom, Inc.
Caliper Life Sciences, Inc. (acquired by PerkinElmer in 2011)	ThermoFisher Scientific, Inc.
Dionex Corporation (acquired by ThermoFisher Scientific in 2011)	Varian, Inc. (acquired by Agilent Technologies in 2010)
Keithley Instruments Inc. (acquired by Tektronix in 2010)	Waters Corporation
Mettler-Toledo International Inc.

        The Compensation Committee considered market capitalization and revenue in addition to certain qualitative factors, to be appropriate for evaluating the competitiveness of potential cash compensation, including the target level of cash incentive bonuses, of our executive officers as of January 1, 2012, relative to the compensation of executives in similar functions at these companies. In general, the Compensation Committee considered the median compensation levels of the companies in the reference group to be appropriate competitive comparisons, in light of our relative market position. The following table, which reflects the data compiled in 2010 for the reference group, compares the Company to the selected reference group for these key metrics and compares the 2012 potential cash compensation, including the target level of cash incentive bonuses, of our Chief Executive Officer, Dr. Laukien, and Chief Financial Officer and Chief Operating Officer as of January 1, 2012, Mr. Knight, to the median cash compensation of comparable executives in the reference group based on the data compiled in 2010 (dollars in billions, except total cash compensation):

	Market Capitalization	Revenue	Total Cash Compensation
Reference Group, range	$0.1 – $19.5	$0.0 – $10.1
Reference Group, median	$1.5	$0.8
Chief Executive Officer			$925,056
Chief Financial Officer			$661,905
Bruker Corporation	$2.6	$1.8
2012 Salary and Target Cash Incentive Bonus:
Frank H. Laukien, Chief Executive Officer			$994,338
William J. Knight, Chief Financial Officer			$521,153

        In July 2012, Mr. Wagner joined the Company and replaced Mr. Knight as Chief Financial Officer. The compensation package recommended by the Chief Executive Officer to the Compensation Committee represented total target annual compensation of $1,975,000, consisting of total target cash compensation of $975,000, including a base salary of $475,000 and target annual cash bonus and other compensation totaling at least $500,000, and total annual equity compensation valued at $1,000,000 in the form of stock options and restricted stock. In evaluating the 2012 compensation package recommended for Mr. Wagner, the Compensation Committee considered Mr. Wagner's compensation history at previous employers, as well as a competitive assessment of three year average annual compensation of the chief financial officers of the following public companies: Charles River Laboratories International Inc., PerkinElmer, Inc., Thermo Fisher Scientific, Inc. and Waters Corporation. The Compensation Committee considered these companies to be appropriate reference points based on market capitalization and revenue, in addition to certain qualitative factors. The following table compares the compensation recommended for Mr. Wagner to the three year average annual compensation of the chief financial officers of the selected reference group:

	Total Cash Compensation	Total Equity Compensation	Total Annual Compensation
Reference Group	$1,016,257	$1,225,906	$2,242,163
Recommended Target Cash and Equity Compensation:
Charles F. Wagner, Jr., Chief Financial Officer	$975,000	$1,000,000	$1,975,000

        Based on this reference data, Mr. Wagner's experience and compensation history as chief financial officer of Progress Software Corporation and Millipore Corporation and expected contributions to the Company, the Compensation Committee approved the recommended compensation package for Mr. Wagner. Cash compensation paid to Mr. Wagner in 2012 was prorated for his length of service as Chief Financial Officer. Mr. Wagner's minimum cash bonus was set at $200,000 for 2012, equal to 80% of his prorated target bonus level. In August 2012, the Compensation Committee approved an initial grant of restricted stock to Mr. Wagner, with a grant date fair value of approximately $1,000,000.

        Additionally, upon their election as executive officers in March 2012, the Compensation Committee reviewed the 2012 salaries and cash incentive plans of Dr. Munch, Dr. Prause and Mr. Westermann, as well as Mr. Knell, and determined that the base salary and cash incentive plans of each of these executive officers was appropriate in light of the individual executive officer's experience and management responsibilities.

Components of Executive Compensation

        Total compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's levels of responsibility, experience and potential, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified managers.

        Base salaries are reviewed annually and may be adjusted after considering the various factors described above. The Chief Executive Officer makes base salary recommendations to the Compensation Committee for the Company's other executive officers. When setting the base salaries of the executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the factors listed above and the executive officer's performance during the previous year. The Compensation Committee also evaluates the performance of and sets the salary for the Chief Executive Officer.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Typically, specific criteria for these bonuses have been determined based on a combination of qualitative and quantitative measures established each year by the Compensation Committee after consultation with management. The specific individual goals vary for each executive based on their responsibilities and role within our company and may include financial or strategic measures, including, among others, revenue growth, gross profit and operating profit margin improvement, working capital ratio improvements, achieving return on invested capital goals, meeting earnings per share targets, identifying and developing new product and market opportunities and furthering or achieving other strategic initiatives. The individual goals are intended to reward performance which results in our Company meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals in order to balance the incentives created to mitigate risks that may be associated with a particular performance goal. In 2012, for example, the cash incentive plans established for our Chief Executive Officer and Chief Financial Officer combined a revenue target goal with gross profit margin improvement, operating margin improvement, working capital and earnings per share goals that emphasized cost reduction as well as top-line performance based on the business plan approved by our board of directors. Cash incentive bonus awards reflect both the individual's performance compared with his performance goals for the year and the overall performance of our company or the particular operations under the executive officer's leadership.

        Long-Term Incentives.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in the common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 2010 Incentive Compensation Plan is the vehicle used for grants of stock options and restricted stock to our executive officers and other employees. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and may from time to time provide input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the executive officers.

        Stock option and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Historically, we have not awarded equity incentive compensation with performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider the individual and Company's performance in determining the total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package in determining award levels. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers as well, including vesting and exercise price and the then current value of such options or restricted stock. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as both a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the officer's responsibility increases. For example, in 2012 over 50% of our Chief Executive Officer's total potential cash compensation was at risk through his short-term cash incentive program. Additionally, recognizing the importance of providing further incentives directly linked to the performance of our common stock, the Compensation Committee in August 2012 awarded Dr. Laukien, our Chief Executive Officer and Mr. Wagner, our Chief Financial Officer, restricted stock grants valued at the time of the respective award at over 100% of the executive officer's total target cash compensation, subject in each case to time-based vesting and continued employment.

Fiscal 2012 Base Salaries

        Base salaries of our executive officers are reviewed annually by the Compensation Committee and may be adjusted to reflect competitive conditions, changes in responsibilities or individual performance. For fiscal 2012, the Compensation Committee approved a 2.5% salary increase for each of Dr. Laukien and Mr. Knight, the two named executive officers who had served as executive officers of the Company in 2011. Accordingly, Dr. Laukien's base salary increased to $444,338 from $433,500 and Mr. Knight's base salary increased to $371,153 from $362,100. As further described under the heading "2012 Executive Compensation Program" in this CD&A, the Compensation Committee approved an annual base salary of $475,000 for Mr. Wagner, who joined the Company in July 2012 and replaced Mr. Knight as our Chief Financial Officer.

        The 2012 base salaries approved for Dr. Munch, Dr. Prause and Mr. Westermann were: $330,000 for Dr. Munch; €183,700 (equivalent to $236,220) for Dr. Prause; and €173,915 (equivalent to $223,637) for Mr. Westermann. In August 2012, in connection with Dr. Munch's promotion to group President of the Bruker MAT Group and in recognition of his increased responsibilities in that role, the Compensation Committee approved a 15% increase in Dr. Munch's base salary, to $380,000, which became effective upon approval.

Cash Incentive Plans and Review of Fiscal 2012 Performance

        Under the methodology adopted by the Compensation Committee for years beginning with 2010, the payments for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals are calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum. In cases where an individual quantitative goal improvement metric is less than 1%, the payout for achievement of that goal is 100% up to a full 1.0% improvement, and pro-rata for achievement in excess of 1.0%. If the less than 1% goal is not achieved, then for each 0.1% shortfall the payment is reduced by 10%. For example, for a goal of 0.5% improvement in operating margin, achievement of a 0.8% improvement would result in a 100% payment of the target with respect to that goal, achievement of a 1.1% improvement would result in a 110% payment of the target with respect to that goal and achievement of a 0.4% improvement would result in a 90% payment of the target with respect to that goal. Payments for qualitative goals are made in a range of 50% to 100%, with 50% of the target amount payable if the Compensation Committee determines that a qualitative goal was partially achieved, 75% of the target amount payable if the Compensation Committee determines that a qualitative goal was substantially achieved and 100% of the target amount payable if the Compensation Committee determines that a qualitative goal was fully achieved. For example, if an executive officer achieves 30% of a quantitative performance goal then the 2012 cash incentive bonus will include an amount equal to 30% of the target amount allocated to that goal. If the Compensation Committee determines that the executive officer has made substantial progress toward achieving a qualitative performance goal, the cash incentive bonus payment will include an amount equal to 75% of the target amount allocated to that goal. In order to provide additional motivation to the executive officers, and to reward outstanding corporate performance, the Compensation Committee has not set a maximum amount that can be earned in the event that the executive officers exceed their quantitative goals in the performance-based incentive plans. Bonus awards linked to individual qualitative goals, however, are to be limited to 100% of the target bonus amount allocated to each of those goals. The Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance. The 2012 cash incentive plans approved for named executive officers newly elected in March 2012, including Dr. Munch, Dr. Prause and Mr. Westermann, were based in part on legacy plans of various operating subsidiaries of the Company and differ in some respects from the description above. Following the 2012 transition year, we expect to harmonize these plans for all executive officers, other than Dr. Munch, so that the incentive compensation plans of our executive officers operate under a common set of quantitative performance goals and calculation methodologies.

  2012 Cash Incentive Plans

        Based upon its consideration of reference group bonus information and other market reference sources, the Compensation Committee determined that the target bonus levels initially established in 2010 for Dr. Laukien and Mr. Knight continued to be within a reasonable and competitive range relative to their responsibilities. As a result, the target bonus levels of these executive officers were not changed for 2012. As further described above under the heading "2012 Executive Compensation Program" in this CD&A, the Compensation Committee approved an annualized target bonus level of $500,000 for Mr. Wagner, who replaced Mr. Knight as our Chief Financial Officer in July 2012.

        Additionally, the Compensation Committee reviewed the 2012 cash incentive plans of Dr. Munch, Dr. Prause and Mr. Westermann upon their election as executive officers in March 2012, and determined that the target bonus levels of these executive officers, ranging from $189,000 to $203,000, was appropriate in light of each of the individual executive officer's particular management responsibilities and overall compensation package.

        Management and the Compensation Committee believe the 2012 cash incentive plans established for our executive officers, including each of our named executive officers, were appropriately designed to provide meaningful performance incentives, relative to both fixed cash compensation in the form of salary and overall potential cash compensation, consistent with the Company's strategic goals and objectives and each individual executive officer's responsibilities. The following table summarizes the 2012 target bonus levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

    2012 Cash Incentive Targets

	Target Level	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Frank H. Laukien	$550,000	124%	55%
Charles F. Wagner, Jr.(1)	$500,000	105%	51%
William J. Knight(1)	$150,000	40%	29%
Mark R. Munch(2)	$198,000	52%	34%
Burkhard Prause(3)	$203,000	86%	46%
Stephan Westermann(3)	$189,000	85%	46%

(1)
Based on annualized salary and cash incentive targets established for Mr. Knight and Mr. Wagner for service as Chief Financial Officer. For 2012, Mr. Wagner's minimum bonus level was set at $200,000.

(2)
Percentages based on salary of $380,000 effective as of August 2012. Reflecting Dr. Munch's initial 2012 base salary level of $330,000, the percentage of base salary at target achievement was 60% and the percentage of total potential cash compensation at target achievement was 38%.

(3)
Amounts in the table represent the U.S. dollar equivalent value of Dr. Prause's and Mr. Westermann's base salary (€183,700 and €173,915, respectively), based on the 2012 average midpoint of €1.0 =$1.2859 dollars.

        Specific quantitative and qualitative performance goals and the weightings established by the Compensation Committee to measure and reward our named executive officers' performance in 2012, and the performance achieved relative to these goals, are described below.

Frank H. Laukien, Chairman, President and Chief Executive Officer

2012 Quantitative Goals:
(70% of Target Bonus Potential)

2012 Company Performance Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• $174.7 Million Currency-Adjusted Revenue Growth Target	20%	$174.0	100%
• 0.8% Adjusted Gross Margin Improvement	10%	0.6%	75%
• 1.6% Adjusted Operating Margin Improvement	10%	0.3%	18%
• $0.12 Increase in Earnings Per Share, excluding acquisition charges	10%	$0.01	8%
• $0.03 Reduction in Working Capital Ratio	20%	$0.02 Reduction	67%
Total	70%		43%

        Based on our financial results for 2012, the Company substantially achieved its currency-adjusted revenue goal, which represented 20% of Dr. Laukien's total cash incentive bonus potential, but did not fully meet or exceed any of the remaining four quantitative goals, including the goals relating to adjusted gross profit margin improvement, adjusted operating margin improvement, adjusted earnings per share and working capital improvement. Although below targeted levels, the Company did achieve 75% and 67% of the targeted improvement in the Company's adjusted gross margin and working capital ratio, respectively, which together accounted for 30% of Dr. Laukien's cash incentive bonus potential. However, primarily as a result of increased operating costs, only 18% of the targeted improvement in the Company's adjusted operating margin was realized. Additionally, the $0.01 increase in adjusted earnings per share fell significantly below the targeted $0.12 improvement. The Compensation Committee considered these mixed results and determined that the portion of bonus targets linked to the quantitative goals would be included in Dr. Laukien's bonus award at levels commensurate to our performance relative to each of those goals. Accordingly, the Compensation Committee approved an award to Dr. Laukien totaling 62% of cash incentive targets linked to quantitative goals, or $238,598, for relative achievement of the combined Company-wide quantitative financial performance goals in 2012. This represents 43% of Dr. Laukien's total 2012 target bonus potential. Dr. Laukien's total cash incentive bonus potential also included the following individual qualitative goals.

2012 Individual Qualitative Goals:
(30% of Target Bonus Potential)

2012 Individual Qualitative Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• Improvement in performance of Bruker CAM division	10%	Not achieved	0%
• Organizational development initiatives	5%	Fully achieved	5%
• Strategic operational initiatives	15%	Substantially Achieved	11.25%
Total	30%		16.25%

        The Compensation Committee considered Dr. Laukien's achievements in meeting his organizational development goals related to certain divisional management functions and the development of certain key senior managers and determined that, as the goals had been fully achieved, Dr. Laukien should be awarded 100% of his target bonus linked to these goals. The Compensation Committee also considered progress made with respect to various strategic operational initiatives, including strengthening the compliance structure and implementation of improved product development processes, and determined that Dr. Laukien should be awarded 75% of the target bonus associated with each of those goals based on substantial achievement. However, no award was made with respect to the goal relating to the Bruker CAM division as a result of the division's continued deterioration in performance in 2012. In recognition of his performance relative to these individual qualitative performance goals, the Compensation Committee awarded Dr. Laukien, in aggregate, 54% of the portion of his target cash incentive bonus attributable to qualitative goals, or $89,375.

        Based on Dr. Laukien's performance relative to his combined 2012 quantitative and qualitative goals, Dr. Laukien earned a total cash incentive bonus of $327,973, equal to 60% of his total cash incentive target. However, in light of the internal investigation and ongoing compliance review relating to certain of the Company's subsidiaries operating in China, Dr. Laukien recommended to the Compensation Committee, and the Compensation Committee accepted, a voluntary reduction of $125,000 in his 2012 cash bonus award. Accordingly, Dr. Laukien received a total cash incentive bonus for 2012 of $202,973, representing 37% of his total target cash incentive bonus potential.

Charles F. Wagner, Jr., Executive Vice President and Chief Financial Officer

        In June 2012, in connection with Mr. Wagner's employment as Chief Financial Officer, the Compensation Committee approved a 2012 cash incentive plan for Mr. Wagner that included the same relative mix of quantitative and qualitative goals established for Dr. Laukien, as well as the same set of quantitative goals. Accordingly, as with Dr. Laukien, the Compensation Committee determined that Mr. Wagner had earned 43% of his pro-rated target bonus linked to these quantitative goals, or $108,454.

        Mr. Wagner's total cash incentive bonus also included amounts awarded for performance relative to the following individual qualitative goals.

2012 Individual Qualitative Goals:
(30% of Target Bonus Potential)

2012 Individual Qualitative Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• Implementation of various initiatives relating to compliance matters	10%	Fully achieved	10%
• Development of finance organization	10%	Fully achieved	10%
• Financial systems initiatives	10%	Fully achieved	10%
Total	30%		30%

        The Compensation Committee considered Mr. Wagner's achievements in meeting his individual qualitative goals relating to compliance matters, development of the finance organization and progress toward introduction of enhanced financial systems and determined that, as the goals had been fully achieved, Mr. Wagner should be awarded 100% of his pro-rated target bonus linked to these goals, or $75,000.

        For 2012, Mr. Wagner was entitled to receive a minimum of $200,000, equal to 80% of his pro-rated target bonus level. Based on Mr. Wagner's performance relative to his combined 2012 quantitative and qualitative goals, Mr. Wagner earned a total cash incentive bonus of $183,454. Accordingly, Mr. Wagner received a total cash incentive bonus for 2012 of $200,000.

William J. Knight, Former Chief Financial Officer and Chief Operating Officer

        In March 2012, the Compensation Committee approved a 2012 cash incentive plan for Mr. Knight, then serving as Chief Financial Officer, which included the same relative mix of quantitative and qualitative goals established for Dr. Laukien, as well as the same set of quantitative goals. Mr. Knight ceased to serve as Chief Financial Officer in June 2012, and at that time assumed the position of President of Bruker Detection Corporation, a wholly-owned subsidiary of the Company. In this capacity, he is no longer serving as an executive officer of the Company.

        In connection with his departure from the Chief Financial Officer position, Mr. Knight's cash incentive plan established in March 2012 was terminated and the Compensation Committee approved the following arrangements: a total CFO severance payment of $185,576, payable in three installments during the period commencing in July 2012 and ending in June 2014, subject to certain limitations relating to continued employment; annual cash compensation consisting of a base salary of $225,000 and an annual target bonus of $75,000, in each case subject to proration for 2012; and a payment of $75,000 during July 2012, representing 50% of the target cash incentive bonus payable under the 2012 incentive plan established in March 2012 in connection with Mr. Knight's service as Chief Financial Officer. Under these arrangements, in addition to salary, Mr. Knight received a 2012 cash incentive award of $111,087, including $75,000 attributable to his service as Chief Financial Officer and $36,087 attributable to his performance as President of Bruker Detection Corporation, as well as $92,788 relating to the CFO severance payment.

Mark R. Munch, President, Bruker Nano, Inc. and Bruker MAT Group

        Upon Dr. Munch's election as an executive officer in March 2012, the Compensation Committee, at the recommendation of the Chief Executive Officer, reviewed and approved the following incentive compensation plan for Dr. Munch linked to the performance of the Bruker Nano Surfaces operating division. Under Dr. Munch's 2012 incentive plan, an initial eligible bonus pool amount was determined by multiplying Dr. Munch's target bonus of $198,000 by a percentage equal to the percentage achievement of the Company's Bruker Nano Surfaces division relative to an adjusted operating income target of $46.8 million, equal to 5% growth relative to 2011, capped at 200% of the target bonus amount, or $396,000. Based on 2012 operating results, 90% of the targeted adjusted operating income was achieved, resulting in a total eligible bonus pool of $178,115. Amounts earned with respect to each of Dr. Munch's quantitative goals, other than the threshold goal related to adjusted operating income improvement, are calculated based on percentage achievement of the target amount multiplied by the product of the applicable target weighting and the amount of the total eligible bonus pool.

2012 Quantitative Goals:
(70% of Target Bonus Potential)

2012 Bruker Nano Surfaces (BNS) Performance Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• 5% BNS Currency-Adjusted Revenue Growth to $187.1 million	35%	$184.1 million Revenue	98%
• 1.0% Adjusted Gross Margin Improvement to 55.3%	15%	54.2% Gross Profit Margin	99%
• $0.016 Reduction in BNS Working Capital Ratio to $0.273	20%	$0.30 Working Capital Ratio	91%
Total	70%		61%

        Based on performance of the Bruker Nano Surfaces division in 2012, the Compensation Committee approved an award to Dr. Munch totaling 87% of his potential cash incentive target amount linked to quantitative goals (96% of the portion of the eligible bonus pool attributable to quantitative goals), or $120,076. Additionally, Dr. Munch's total cash incentive bonus also included amounts awarded for achievement of individual qualitative goals relating to organizational and product development initiatives, representing 30% of target bonus potential. After consideration of Dr. Munch's performance relative to these goals, the Compensation Committee determined that Dr. Munch had fully or substantially achieved each of these goals, resulting in a bonus award equal to 82% of the portion of his target cash incentive bonus potential attributable to qualitative goals (92% of the portion of the eligible bonus pool attributable to qualitative goals), or $48,999. Based on Dr. Munch's performance relative to his combined 2012 quantitative and qualitative goals, Dr. Munch received a total cash incentive bonus of $169,075, equal to 85% of his total cash incentive target amount.

Burkhard Prause, President, Bruker Energy & Supercon Technologies, Inc. ("BEST")

        Upon Dr. Prause's election as an executive officer in March 2012, the Compensation Committee, at the recommendation of the Chief Executive Officer, reviewed and approved the following incentive compensation plan goals for Dr. Prause. Under Dr. Prause's 2012 incentive plan, awards for quantitative goals are calculated based on percentage achievement of targets, with no floor or ceiling.

2012 Quantitative Goals:
(95% of Target Bonus Potential)

2012 BEST Performance Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• Bruker EAS €71.9 Million Revenue Target	20%	€66.4 Million	92%
• Bruker EAS Gross Margin of 18.4%	15%	20.6%	112%
• BEST $136.0 Million Revenue Target	30%	$136.2 Million	100%
• BEST Gross Margin of 21.8%	30%	31.4%	144%
Total	95%		109%

        Based on the strong performance of BEST in 2012, particularly with respect to improvements in gross margins, the Compensation Committee approved an award to Dr. Prause of €169,417, or approximately $229,560 based on a conversion rate of €1.00=$1.3550, the midpoint rate as of the date of determination of the award amount, representing 114% of cash incentive targets linked to quantitative goals. Additionally, Dr. Prause's total cash incentive bonus also included amounts awarded for achievement of individual qualitative goals relating to production improvement initiatives, representing 5% of target bonus potential. After consideration of Dr. Prause's performance relative to these goals, the Compensation Committee determined that Dr. Prause had partially achieved these goals, resulting in a bonus award of €3,904, or approximately $5,289, equal to 50% of the portion of his target cash incentive bonus attributable to qualitative goals. Based on Dr. Prause's performance relative to his combined 2012 quantitative and qualitative goals, Dr. Prause received a total cash incentive bonus of €173,321, or approximately $234,850, equal to 111% of his total cash incentive target. In 2012, Dr. Prause also received a discretionary bonus in the amount of €81,250, or approximately $104,479, in recognition of his extraordinary contributions leading to the receipt of a significant licensing contract.

Stephan Westermann, Executive Vice President–Order Execution, Production & Logistics of Bruker Scientific Instruments ("BSI") and Executive Vice President–Operations of Bruker BioSpin Group ("Bruker BioSpin")

        Upon Mr. Westermann's election as an executive officer in March 2012, the Compensation Committee, at the recommendation of the Chief Executive Officer, reviewed and approved the following incentive compensation plan goals for Mr. Westermann. Under Mr. Westermann's 2012 incentive plan, awards for quantitative goals are calculated based on percentage achievement of targets, with no floor or ceiling.

2012 Quantitative Goals:
(75% of Target Bonus Potential)

2012 Performance Goals	Weighting	2012 Performance	% of Target Bonus Potential Earned
• $589.4 Million BSI Revenue	16.7%	$573.1 Million	97%
• Bruker BioSpin Gross Profit of $282.4 Million	16.7%	$261.2 Million	92%
• Bruker BioSpin Net Income of $86.5 Million	16.6%	$71.5 Million	83%
• 47.9% Bruker BioSpin Gross Profit Margin	25.0%	45.6%	0
Total	75%		46%

        Based on the performance of the BSI Segment and the Bruker BioSpin Group in 2012, including achievement of a substantial portion of targeted growth in revenues and gross profits, offset partially by a deterioration in Bruker BioSpin's gross profit margins, the Compensation Committee approved an award to Mr. Westermann of €66,542, or approximately $90,164 based on a conversion rate of €1.00=$1.3550, the midpoint rate as of the date of determination of the award amount. This represents 61% of the portion of Mr. Westermann's total cash incentive bonus potential linked to quantitative goals. Additionally, Mr. Westermann's total cash incentive bonus included amounts awarded for achievement of individual qualitative goals relating to process and production improvement initiatives, as well as cost reduction initiatives, representing in the aggregate 25% of target bonus potential. After consideration of Mr. Westermann's performance relative to these goals, the Compensation Committee determined that Mr. Westermann had fully or substantially achieved these goals, with the exception of the goal related to cost reduction initiatives, which was not achieved. As a result, Mr. Westermann was granted a bonus award of €29,000, or approximately $39,295, equal to 80% of the portion of his target cash incentive bonus attributable to qualitative goals. Based on Mr. Westermann's performance relative to his combined 2012 quantitative and qualitative goals, Mr. Westermann received a total cash incentive bonus of €95,542, or approximately $129,459, equal to 66% of his total cash incentive target.

2012 Long-Term Incentive Awards

        In August 2012, upon consideration of a variety of factors, including the individual responsibilities of each of our executive officers, our stock price, competitive market practices and outstanding equity awards held by our executive officers, the Compensation Committee approved long-term incentive awards to certain of our executive officers, including awards of 100,000 shares of restricted stock to Dr. Laukien and 88,028 shares of restricted stock to Mr. Wagner, in each case valued at approximately $1,000,000 on the date the award was granted. Additionally, in August 2012 Dr. Prause was awarded options to purchase 55,000 shares of our common stock and Mr. Wagner was awarded options to purchase 5,000 shares of our common stock in connection with his service as a director of Bruker Energy & Supercon Technologies, Inc. In March 2012, the Compensation Committee also awarded Mr. Knell options to purchase 35,000 shares of our common stock. All such awards are subject to time-based vesting.

2013 Compensation Determinations

        For fiscal 2013, the Compensation Committee approved a 23.8% salary increase, to $550,000 from $444,338, for our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate in recognition of the Company's growth and increasing complexity, as well as the Compensation Committee's understanding of competitive market levels for executives with similar experience and responsibilities. Salaries approved by the Compensation Committee for each of our named executive officers for 2013 are as follows:

	2012 Base Salary	2013 Base Salary	Percentage Increase
Frank H. Laukien	$444,338	$550,000	23.8%
Charles F. Wagner, Jr.	$475,000	$491,000	3.4%
Mark R. Munch	$380,000	$380,000	0.0%
Burkhard Prause	€183,700	€190,000	3.3%
Stephan Westermann	€168,000	€208,000	23.8%
William J. Knight	$225,000	$225,000	0.0%

        Mr. Westermann's salary increase reflects a shift in his compensation mix for 2013 toward a greater emphasis on salary relative to incentive-based elements, consistent with other executive officers in similar positions of responsibility. 2013 base salaries for Mr. Knight and Dr. Munch are unchanged as the Compensation Committee had reviewed and approved salaries for Mr. Knight in June 2012 and Dr. Munch in July 2012 and has determined that the levels established at that time continued to be appropriate for 2013.

Executive Benefits

        In 2012, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan and welfare benefit programs.

We generally do not provide additional perquisites to our executive officers. However, Dr. Munch is provided an automobile allowance based on the nature of his responsibilities and Dr. Prause is provided a leased vehicle in accordance with local custom.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        On June 5, 2012, the Company entered into a letter agreement with Mr. Wagner which sets forth certain terms of Mr. Wagner's employment as Executive Vice President and Chief Financial Officer of the Company. Under the terms of the letter agreement, Mr. Wagner's target cash compensation will include the following elements: (i) an annual base salary of $475,000; (ii) a 2012 cash incentive bonus plan target of $500,000; and (iii) other cash compensation, including benefits, of $25,000, in each case subject to proration. The letter agreement further provides that Mr. Wagner will receive an annual equity award with a value of $1,000,000 pursuant to the Company's 2010 Incentive Compensation Plan. Upon approval of the Compensation Committee, the first such equity award was granted in the form of 88,028 shares of restricted common stock in August 2012. The restricted stock is subject to time-based vesting. During the term of his employment, Mr. Wagner will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers.

        Additionally, the letter agreement provides that Mr. Wagner's employment with the Company is at will and may be terminated by either Mr. Wagner or the Company at any time with or without notice and for any or no reason or cause. Mr. Wagner will be entitled to a lump sum severance payment equal to six months of his then current base salary under certain conditions, including (i) in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control or (ii) in the event Mr. Wagner's employment is terminated at any time without cause. Under the terms of the letter agreement, Mr. Wagner may not agree to work for any company that designs, makes or sells non-clinical magnetic resonance instrumentation or mass spectrometry instrumentation for a period of six months following resignation or termination of his employment by the Company.

        In connection with Mr. Knight's departure from the role of Chief Financial Officer and assumption of responsibilities as Executive Vice President, President of Bruker Detection Corporation and US General Manager of the Company's Bruker Detection division, we entered into a letter agreement with Mr. Knight on June 5, 2012 regarding the term of his continued employment for a period not to exceed three years. Pursuant to the letter agreement, Mr. Knight is entitled to receive the following compensation: (i) a total CFO severance payment of $185,576 in three installments during the period commencing in July 2012 and ending in June 2014, subject to certain limitations relating to continued employment; (ii) annual cash compensation consisting of a base salary of $225,000 and an annual target bonus of $75,000, in each case subject to proration for 2012; and (iii) a payment of $75,000 during July 2012, representing 50% of the target cash incentive bonus payable under the 2012 incentive plan previously established for Mr. Knight in connection with his service as Chief Financial Officer. The letter agreement also provides that no additional equity incentive grants will be awarded to Mr. Knight upon assumption of his new responsibilities. Mr. Knight's employment is at will and may be terminated by either Mr. Knight or the Company at any time with or without notice and for any or no reason or cause.

        Under the terms of the awards of options and restricted common stock granted under the 2010 Incentive Compensation Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the power and the right to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program. To the extent consistent with our executive compensation program and our executive officers' employment agreements, if any, we have designed our executive compensation program to be performance-based and also to comply with requirements for tax deductibility where feasible.

        The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and our best interests.

Other Benefit Plans

        In October 2009, the Board of Directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan, or the BEST Plan. The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock in connection with awards under the plan. The BEST Plan allows a committee of the BEST board of directors to grant incentive stock options and non-qualified stock options to key employees and directors of the Company. The size of each grant is determined by the value of the BEST stock and BEST stock options at the time, the likely growth in that value and the importance of the individual to growing the value of the Company in the future. The BEST Plan is tied exclusively to increases in BEST's estimated value regardless of the Company's performance as a whole. As of December 31, 2012, 800,000 incentive stock options and non-qualified stock options had been awarded with vesting periods of three to five years. As director of BEST, Dr. Laukien and Mr. Wagner participate in the BEST Plan. Dr. Laukien holds options to purchase 10,000 shares of BEST, which have an exercise price of $3.50 per share and expire October 1, 2019. Mr. Wagner holds options to purchase 10,000 shares of BEST granted on July 1, 2010 with an exercise price of $10.00 per share and an expiration date of July 1, 2020. 6,667 of these options are vested and exercisable and the remaining 3,333 options will vest on July 1, 2013. Additionally, Dr. Prause, as an employee and also as a director of BEST, participates in the BEST Plan. Dr. Prause holds options to purchase 150,000 shares of BEST, which options were fully vested as of December 31, 2012. The BEST options have an exercise price of $3.50 per share and expire October 1, 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

Richard D. Kniss, Chairman Wolf-Dieter Emmerich Stephen W. Fesik

 COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Mr. Kniss and Drs. Emmerich and Fesik serve as members of the Compensation Committee. Mr. Kniss and Drs. Emmerich and Fesik were not officers or employees of the Company or any of its subsidiaries during fiscal year 2012. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

 SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our President, Chief Executive Officer and Chairman, persons who served as our Chief Financial Officer during 2012 and the Company's next three most highly compensated executive officers in fiscal 2012 (the "named executive officers") for the years ended December 31, 2012, 2011 and 2010.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Awards	All Other Compensation		Total
Frank H. Laukien	2012	$444,129		—		$1,206,000	—		$202,973	$7,500	(3)	$1,860,602
Chairman, President and	2011	$433,337		—		—	$112,950		$338,463	$7,350	(3)	$892,100
Chief Executive Officer	2010	$423,366		$50,000	(4)	—	—		$702,728	$7,350	(3)	$1,183,444
William J. Knight	2012	$300,713		—		—	—		$111,087	$100,288	(6)	$512,088
Former Chief Financial	2011	$361,964		—		—	$104,400		$92,308	$8,250	(6)	$566,922
Officer and Former Chief Operating Officer(5)	2010	$355,000		$20,000	(4)	—	—		$195,403	$8,250	(6)	$578,653
Charles F. Wagner, Jr.	2012	$275,865	(8)	—		999,998	$82,720	(9)	$200,000	$1,005	(10)	$1,564,138
Executive Vice President and Chief Financial Officer(7)
Mark Munch	2012	$345,370		—		—	—		$169,075	$15,900	(12)	$530,345
President, Bruker Nano, Inc.(11)
Burkhard Prause	2012	$236,220		$104,479	(14)	—	$371,950		$234,850	$20,414	(15)	$967,913
President, Bruker Energy & Supercon Technologies, Inc.(11)(13)
Stephan Westermann	2012	$223,637		—		—	—		$129,459	$13,363	(16)	$366,459
Executive Vice President—Order Execution, Production & Logistics of Bruker Scientific Instruments and Executive Vice President—Operations of Bruker BioSpin Group(11)(13)

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2012 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2012 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(3)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Dr. Laukien.

(4)
Dr. Laukien received a special bonus of $50,000 and Mr. Knight received a special bonus of $20,000 in 2010 in connection with their contributions to the acquisition of Veeco Metrology Inc.

(5)
Mr. Knight served as Chief Financial Officer from June 2011 to July 2012 and served as Chief Operating Officer from February 2010 to February 2012. Mr. Knight was also Chief Financial Officer from October 2004 through January 2010.

(6)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Mr. Knight. In addition, the amount reported for 2012 includes $92,788 paid to Mr. Knight in connection with his departure from the role of Chief Financial Officer.

(7)
Mr. Wagner joined the Company as Chief Financial Officer in July 2012.

(8)
Includes payments totaling $32,000 for service on the Company's board of directors and $15,500 for service on the BEST board of directors.

(9)
Amount represents the grant date fair value of options granted to Mr. Wagner as a director of the Company and as a director of BEST.

(10)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Mr. Wagner.

(11)
The named executive officer was first appointed an executive officer of the Company in fiscal 2012. Accordingly, compensation data is presented only for fiscal 2012.

(12)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(13)
The amounts reflected for fiscal 2012 compensation, other than amounts reported under the heading "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in euros converted to U.S. dollars at a conversion rate of €1.00 = $1.2859, which represents the 2012 average midpoint rate as published on www.oanda.com. The amount reflected under the heading "Non-Equity Incentive Plan Awards" is based on the amount approved by the Compensation Committee on February 7, 2013, converted from euros to U.S. dollars at a conversion rate of €1.00 = $1.3550, which was the midpoint rate as published on www.oanda.com on the date of approval.

(14)
Amount represents a special bonus in the amount of 81,250 euros, or $104,479, in connection with his contributions to the award of a significant licensing contract.

(15)
Amount represents 15,275 euros, or $19,642, for a company leased automobile and 600 euros, or $772, for the use of certain inventions.

(16)
Amount represents 10,392 euros, or $13,363, for a company leased automobile.

 2012 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
								Exercise or Base Price of Option Awards ($/SH)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien		0	550,000	—
	8/13/2012				100,000				1,206,000
William J. Knight		0	112,500	—
Charles F. Wagner, Jr.		200,000	250,000	—
	1/5/2012					6,000		12.77	41,820
	8/2/2012				88,028				999,998
	8/13/2012					5,000		12.06	45,450
Mark R. Munch		0	198,000	—
Burkhard Prause		0	200,600	—
	8/13/2012					5,000		12.06	45,450
	8/13/2012					50,000	(3)	12.06	326,500
Stephan Westermann		0	186,456	—

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2012 performance under the 2012 cash incentive bonus plans of our named executive officers. There are no maximum payouts specified under the named executive officers' cash incentive plans. The amounts reflected for Dr. Prause and Mr. Westermann, which were based in local currency, are converted from euros to U.S. dollars at a conversion rate of €1.00 = $1.2859, which represents the 2012 average midpoint rate as published on www.oanda.com.

(2)
Represents the grant date fair value of restricted stock and stock option awards granted under the Company's 2010 Incentive Compensation Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2012 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013. Unless otherwise noted, the option awards vest in equal annual installments on the first, second and third anniversary of the grant date. The options are exercisable upon vesting at a price equal to the closing price of our common stock on the date of the grant and expire on the ten year anniversary of the grant date. The restricted awards to Dr. Laukien vests in equal annual installments on the first, second, third, fourth and fifth anniversary of the grant date. The restricted stock award to Mr. Wagner vests in equal annual installments on the first, second, third and fourth anniversary of the grant date.

(3)
One-fifth of these options vest on each of August 13, 2012, 2013, 2014, 2015 and 2016.

 Outstanding Equity Awards at December 31, 2012

        The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Frank H. Laukien(2)						100,000	(3)	$1,524,000
	75,000	—		$13.21	05/07/13	—		—
	3,750	11,250	(4)	$13.805	09/09/16

	78,750	11,250

William J. Knight	125,000	—		$3.16	10/25/14	—		—
	50,000	—		$7.95	08/01/17	—		—
	40,000	10,000	(5)	$12.01	05/07/18
	30,000	20,000	(6)	$11.10	11/05/19
	3,000	12,000	(7)	$12.55	09/09/21

	248,000	42,000

Charles F. Wagner, Jr.(8)						88,028	(9)	$1,341,547
	1,980	1,020	(10)	$13.52	08/10/20
	1,980	4,020	(11)	$16.09	01/05/21
	—	6,000	(12)	$12.77	01/05/22
	—	5,000	(13)	$12.06	08/13/22

	3,960	16,040

Mark R. Munch	30,000	45,000	(14)	$14.80	11/01/20

	30,000	45,000

Burkhard Prause(15)	—	5,000	(13)	$12.06	08/13/22
	10,000	40,000	(16)	$12.06	08/13/22

	10,000	45,000

Stephan Westermann	30,000	—		$7.95	08/01/17
	32,000	8,000	(5)	$12.01	05/07/18
	4,000	6,000	(14)	$14.80	11/01/20
	3,500	14,000	(17)	$12.73	08/19/21

	69,500	28,000

(1)
The amounts in this column were calculated by multiplying $15.24, the closing price of our common stock on December 31, 2012, by the number of unvested shares.

(2)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Laukien held options to purchase 10,000 shares of BEST, which options were fully vested as of December 31, 2012. The BEST options have an exercise price of $3.50 per share and expire October 1, 2019.

(3)
One-fifth of the shares of restricted stock vest on each of on each of August 13, 2013, 2014, 2015, 2016 and 2017.

(4)
One-fourth of these options vest on each of the first, second, third and fourth anniversaries of the grant date, beginning on September 9, 2012.

(5)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning May 7, 2009.

(6)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning November 5, 2010.

(7)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning September 9, 2012.

(8)
In addition to the awards reported for equity securities of Bruker Corporation, Mr. Wagner held options to purchase 10,000 shares of BEST granted on July 1, 2010 with an exercise price of $10.00 per share and expiration date of July 1, 2020. As of December 31, 2012, 6,667 of these options were vested and exercisable and the remaining 3,333 options will vest on July 1, 2013.

(9)
One-fourth of the shares of restricted stock vest on each of on each of August 2, 2013, 2014, 2015 and 2016.

(10)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on August 10, 2011.

(11)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on January 5, 2012.

(12)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on January 5, 2013.

(13)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on August 13, 2013.

(14)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning on November 1, 2010.

(15)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Prause held options to purchase 150,000 shares of BEST, which options were fully vested as of December 31, 2012. The BEST options have an exercise price of $3.50 per share and expire October 1, 2019.

(16)
10,000 options vested on the grant date and the remaining 40,000 vest in four equal annual installments on the anniversary of the grant date, beginning on August 13, 2013.

(17)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning on August 19, 2012.

2012 Option Exercises and Stock Vested

        The following table provides information regarding option exercises by the named executive officers during 2012. No stock awards held by any of our named executive officers vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank H. Laukien	100,000	$615,000	—	—
William J. Knight	—	—	—	—
Charles F. Wagner, Jr.	—	—	—	—
Mark R. Munch	—	—	—	—
Burkhard Prause	—	—	—	—
Stephan Westermann	—	—	—	—

(1)
Represents the difference between the exercise price of the options exercised and the closing price of Bruker Corporation common stock on the NASDAQ Global Select Market as of the date of exercise.

 RELATED PERSONS TRANSACTIONS

Procedures for Approval of Transactions with Related Persons

        All transactions with related parties in excess of $50,000 are reviewed and pre-approved. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Chief Accounting Officer to review and pre-approve all related party transactions, such as leasing, distribution, sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of the Company. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including as applicable:

  •
  the business purpose for the transaction;

  •
  quantifying the amount and volume of transactions to assess materiality;

  •
  methods used to establish the terms of the transaction and whether the transaction is on arm's-length terms comparable to those available to third parties; and

  •
  the overall fairness of the transaction to the Company.

        Typically every quarter, management reviews with the Audit Committee all related party transactions entered into in the preceding quarter, including those the committee did not pre-approve. This review consists of a memorandum summarizing the information described above with respect to the transactions, and is followed by a telephonic or in-person meeting between the Audit Committee and management.

Transactions with Related Persons

        Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Frank Laukien. During 2012, Dr. Frank Laukien was paid $295,691 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Dr. Dirk Laukien, a director and Senior Scientific Fellow of the Company until July 10, 2012, was paid aggregate cash compensation of $59,925 in 2012 for his services as Senior Scientific Fellow. Our Bruker Optics subsidiary rents various office space from Dr. Dirk Laukien under lease agreements under which Dr. Dirk Laukien was paid $1,164,940 in 2012. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Dirk Laukien. During 2012, Dr. Dirk Laukien was paid $295,691 as a beneficiary of the trusts. Dr. Dirk Laukien is also a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2012, Dr. Dirk Laukien was paid $119,086 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Joerg C. Laukien, a director of the Company, serves in a management role at various German subsidiaries of Bruker BioSpin Corporation and is Executive Chairman of Bruker BioSpin Corporation. Joerg Laukien also serves as a Managing Director of Bruker BioSpin MRI GmbH and, until April 2013, as a director of BEST. During 2012, Joerg Laukien earned aggregate cash compensation of 220,639 euros in salary and 190,183 euros in bonus (a total salary and bonus of approximately $528,276) and was also provided the use of an automobile valued at $13,138. Joerg Laukien is also a party to a lease agreement with Bruker BioSpin AG, under which Bruker BioSpin AG rents certain office space. During 2012, Joerg Laukien was paid $119,086 under that agreement. Payments under the lease were equal to the estimated fair market value of the rental.

        Isolde Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien. With Dr. Dirk Laukien and Joerg Laukien, Ms. Laukien-Kleiner is a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2012, Ms. Laukien-Kleiner was paid $238,171 under that agreement. Mrs. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2012, Ms. Laukien-Kleiner was paid $232,589 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Richard M. Stein, a director of the Company, is a partner of Nixon Peabody LLP, a law firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Nixon Peabody LLP for services provided to the Company and its affiliates in 2012 totaled $2.4 million. Mr. Stein has also served as the secretary for each of the Company, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, BEST and Bruker Nano, Inc.

        Bernhard Wangler, a director of the Company, is a principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Kanzlei Wangler for services provided to the Company and its affiliates in 2012 totaled $443,456.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2012, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2012, with the exception of one late Form 4 filing by Mr. Knell due to an administrative error.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP ("Ernst & Young"), Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, Ernst & Young's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with Ernst & Young other matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees," as amended by SAS No. 90, "Audit Committee Communications," as amended and as adopted by the Public Company Accounting and Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with Ernst & Young's independence.

        Based on the Audit Committee's discussion with management and Ernst & Young, and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and selected Ernst & Young LLP as the independent registered public accounting firm for Bruker Corporation, subject to shareholder ratification, for 2013.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

Brenda J. Furlong, Chair Richard A. Packer Chris van Ingen

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed to the Company by its independent registered public accounting firm for fiscal years 2011 and 2012, all of which were approved by the Audit Committee, were comprised of the following:

        Audit Fees.    Ernst & Young's fees for its audit of the Company's annual consolidated financial statements, including the integrated audit of internal control over financial reporting, its review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2011 and 2012 were $5,511,500 and $4,628,200, respectively. The 2011 fees include $497,000 related to work performed in connection with a contemplated initial public offering for one of our subsidiaries.

        Audit-Related Fees.    Ernst & Young billed us a total of $2,000 in 2012 for audit-related services. In 2011, no fees for audit-related services were billed to us by Ernst & Young.

        Tax Fees.    Ernst & Young fees for tax services provided to us, including tax compliance, tax advice and planning, totaled $14,275 in 2011 and $283,000 in 2012.

        All Other Fees.    In 2011 and 2012, no fees for services other than as indicated above were billed to us by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has been our independent registered public accounting firm since 1998, and has been selected by the Audit Committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young is expected to be present at the 2013 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013.

 STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2014 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 11, 2013.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 10, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000170931_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Wolf-Dieter Emmerich 02 Brenda J. Furlong 03 Frank H. Laukien 04 Richard A. Packer BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent registered public accounting firm of Bruker Corporation for fiscal 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000170931_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . BRUKER CORPORATION The undersigned hereby appoints Frank H. Laukien and Charles F. Wagner, Jr., or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 16, 2013, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the notice of Annual Meeting of Stockholders and the Proxy Statement. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, AND FOR PROPOSAL NO. 2, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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BRUKER CORPORATION 40 Manning Road Billerica, MA 01821 (978) 663-3660
BRUKER CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR NOMINATIONS
ROLE OF THE BOARD IN RISK OVERSIGHT
COMPENSATION OF DIRECTORS
2012 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
2012 Summary Compensation Table
2012 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2012
2012 Option Exercises and Stock Vested
RELATED PERSONS TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
VOTING PROXIES